SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: May 14, 2020

(Date of earliest event reported)

Commission File No.: 0-25969
URBAN ONE, INC.
(Exact name of registrant as specified in its charter)

Delaware                                                                                            52-1166660
(State or other jurisdiction of                                                     (I.R.S. Employer Identification No.)
incorporation or organization)

1010 Wayne Avenue
14th Floor
Silver Spring, Maryland 20910
(Address of principal executive offices)

(301) 429-3200
Registrant's telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

o	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

o	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

o	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

o	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01.    Other Events

On March 25, 2020, the United States Securities and Exchange Commission (the "SEC") issued a new order and guidance (collectively, the "Order") providing regulatory relief to public companies whose operations may be affected by the novel coronavirus disease ("COVID-19"). The Order provides public companies with a 45-day exemption to file certain disclosure reports that would otherwise have been due between March 1, 2020 and July 1, 2020.

Due to its operations being impacted by COVID-19, Urban One, Inc. (the "Company") is unable to meet its filing deadline with respect to its Quarterly Report on Form 10Q ("Quarterly Report") and submits this Current Report on Form 8-K in accordance with and reliance upon the Order.

The Company's corporate headquarters is located in Silver Spring, Maryland. On March 5, 2020 a state of emergency was declared within the entire state of Maryland, renewed on March 17, 2020 and further amended on March 23, 2020 to recommend "social distancing" in the workplace and certain other measures to prevent the further spread of COVID-19. In response to the state of Maryland's COVID-19 recommendations and in response to social distancing measures in other states and localities in which the Company operates, including New York City which is a "hotspot" for the virus, the Company has had to transition its business operations to some form of a remote working model ("RWM"). Due to this transition, management has had to prioritize ensuring the performance and security of the RWM and other operational and organizational issues arising due to the unprecedented scope and nature of the global pandemic. As a result of these measures, the routine efforts of the Company's accounting and finance personnel to complete the audit and prepare the Company's financial statements and disclosures have taken a greater amount of time and the Company was unable to finalize and file its Annual Report on Form 10-K ("Annual Report") on a timely basis to meet its filing deadline of March 30, 2020.   The delay with respect to the Annual Report has also impacted the Company's ability to file its Quarterly Report on Form 10-Q on a timely basis on May 15, 2020.  The Company estimates that it will file its Quarterly Report on or about June 1, 2020. The Company notes that the delay in the Company's filing of its Quarterly Report does not relate to any inability of any person to furnish any required opinion, report or certification in connection with our filing.

With respect to COVID-19 and its impact upon the Company's business and operations, the Company provides the below "Risk Factor" which was also incorporated into its Annual Report.

Impact of Public Health Crisis

An epidemic or pandemic disease outbreak, such as the current COVID-19 outbreak, could cause, and is causing, significant disruption to our business operations. Measures taken by governmental authorities and private actors to limit the spread of this virus are interfering with the ability of the Company's employees, suppliers, and customers to conduct their functions and business in a normal manner. Further, the demand for advertising across our various segments/platforms is linked to the level of economic activity and employment in the U.S. Specifically, our business is heavily dependent on the demand for advertising from consumer-focused companies. The recent and significant dislocation of consumer demand due to social distancing and government interventions (such as lockdowns or shelter in place policies) has caused, and could further cause, advertisers to reduce, postpone or eliminate their marketing spending generally, and on our platforms in particular. Continued or future social distancing, government interventions and/or recessions could have a material adverse effect on our business and financial condition. Moreover, continued or future declines or disruptions due to the COVID-19 outbreak, could adversely affect our business and financial performance. The COVID-19 outbreak has had an impact on certain of the Company's revenue and alternative revenue sources. Most notably, a number of advertisers across significant advertising categories have reduced advertising spend due to the outbreak, particularly within our radio segment which derives substantial revenue from local advertisers who have been particularly hard hit due to social distancing and government interventions. Further, the COVID-19 outbreak has caused the postponement of our 2020 Tom Joyner Foundation Fantastic Voyage cruise and was impairing ticket sales of other tent pole special events. We do not carry business interruption insurance to compensate us for losses that may occur as a result of any of these interruptions and continued impacts from the COVID-19 outbreak. Outbreaks in the markets in which we operate could have material impacts on our liquidity, operations including potential impairment of assets, and our financial results.

      The information in Item 8.01 of this Current Report shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall they be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                 URBAN ONE, INC.

                                 /s/ Peter D. Thompson
May 14, 2020                                             Peter D. Thompson
                Chief Financial Officer and Principal Accounting Officer